UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 4, 2016

(Exact name of registrant as specified in charter)

Wyoming	000-08447	83-0219465
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 East Campus View Blvd., Ste. 200, Columbus, Ohio	43235
Address of Principal Executive Offices	(Zip Code)

Registrant's telephone number, including area code:   (614) 985-3648

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

As used in this Current Report on Form 8-K and unless otherwise indicated, the terms “the Company,” “Omega,” “we,” “us” and “our” refer to Omega Commercial Finance Corporation and its subsidiaries.

Item 1.01

Entry into a Material Definitive Agreement.

On March 4, 2016, the Company entered into various agreements with Mark Feanny, MD (“Dr. Feanny” or “Lender”) for a one-year, $500,000 loan (the “Loan”), which was funded in full on March 11, 2016.

The Loan is evidenced by a Promissory Note made by us in favor of Lender (the “Note”) maturing on March 4, 2017, subject to one extension of up to ninety (90) days, exercisable at our option.  The Note bears interest at the rate of eight percent (8%) per annum, which increases to fifteen percent (15%) per annum during the extension period, if any.  Interest accrues in arrears and is payable in monthly installments of $3,333.33 in cash or, at the option of Lender, the issuance of 1,334 shares of our Series Z Preferred Stock (“Series Z Preferred Shares”), valued at $2.50 per share.  If we exercise our right to extend maturity of the Note, the monthly cash interest payment or number of Series Z Preferred Shares issuable in lieu thereof at the option of Lender, will increase proportionately.  The Note may be prepaid by Omega at any time prior to maturity, without premium or penalty.  The Note also grants Dr. Feanny the right to serve on our board of directors for a period of two (2) years, subject to extension in certain circumstances.  Dr. Feanny was appointed to our board of directors effective March 17, 2016.

The Note is secured by the pledge of 1.0 billion shares of our Series CC Preferred Stock held by Jon S Cummings IV our Chairman of the Board pursuant to a Pledge and Security Agreement entered into contemporaneously with the Note (the “Pledge Agreement”) and is personally guaranteed by Mr. Cummings, Todd C Buxton, our Chief Executive Officer and Eran Danino, our President pursuant to a Personal Guaranty (the “Guaranty”) also entered into contemporaneously with the Note.

Contemporaneously with the execution and delivery of the Note, Omega issued to Lender a five-year warrant (the “Warrant”) to purchase 20,000,000 shares of our common stock (the “Warrant Shares”), at an exercise price of $0.01 per Warrant Share.  The Warrant is exercisable at any time and from time to time during its five year term, in whole or in part and may be exercised on a “cashless” basis. The number of Warrant Shares issuable upon exercise of the Warrant and the exercise price are subject to adjustment in the event of stock dividends, stock splits and similar recapitalization events.

The proceeds of the loan will be used for legal, accounting and other working capital expenses related to bringing the Company current in its reporting obligations with the Securities and Exchange Commission, as well as for implementing its ongoing business plan, subject to approval of Lender.

The description of the Loan and the and various agreements entered into by the Company as described above is qualified in its entirety by reference to the Note, the Pledge Agreement, the Guaranty and the Warrant, copies of which are filed as Exhibits to this Current Report on Form 8-K and incorporated herein by reference.

Item 3.02

Unregistered Sales of Equity Securities.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated into this item by reference.

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As described in Item 1.01 of this Current Report on Form 8-K in connection with the Loan, Dr. Feanny was granted the right to serve on our board of directors for a period of two (2) years, subject to extension in certain circumstances.  Dr. Feanny was appointed to our board of directors effective March 17, 2016.

Dr. Feanny, 43, is a licensed physician trained in general and trauma surgery at the Michael E. DeBakey Department of Surgery in the Baylor College of Medicine within the Texas Medical Center in Houston. Nearly a decade ago, Dr. Feanny shifted his primary clinical focus to emergency medicine and in March 2010, founded America’s ER, a recently developed outpatient model providing community-based emergency room services typically only found in hospitals. To improve America’s ER’s competitive advantage in what has become one of the fastest growing sectors in healthcare, Dr. Feanny has taken this Free Standing Emergency Department (FSEDs”) model and improved it by combining the FSED with an urgent care facility, outpatient imaging and laboratory as well as a host of other primary care services, all in one location. His “hybrid” facility has captured the attention of the industry and has become the new standard in the FSED marketplace. Dr. Feanny and has served as America’s ER’s Chairman and Chief Executive Officer since founding the company in 2010.  FSEDs are either privately owned or can be owned by large healthcare organizations and are located away from traditional hospital campuses. Prior to founding America’s ER, Dr. Feanny, in addition to practicing medicine, was involved in structuring and implementing a variety of physician joint ventured projects, has served as CMO, managing director for numerous corporate entities, has created his own real estate development firm and prior to America’s ER served as CEO of an FSED company founded by one of the original architects of the industry. Dr. Feanny received his M.D. at the University of Texas Medical School and holds a B.S. degree in Neuroscience and Psychology from Texas Christian University.

Other than as set forth in Item 1.01 of this Current Report on Form 8-K, there are no agreements or arrangements between Omega and Dr. Feanny or any of his affiliates.

Item 9.01.

Financial Statements and Exhibits.

(d)

Exhibits.

Exhibit Number

Description

10.1

Promissory Note, dated March 4, 2016

10.2

Pledge and Security Agreement, dated March 4, 2016

10.3

Personal Guaranty, dated March 4, 2016

10.4

Warrant dated March, 4, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OMEGA COMMERCIAL FINANCE CORPORATION

Dated: March 18, 2016	By:	/s/ Todd C. Buxton
Todd C. Buxton, Chief Executive Officer

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